Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS SECOND QUARTER 2015 RESULTS

AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, July 29, 2015 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2015 results:  Revenues in the second quarter 2015 were $32.5 million, compared to $38.7 million in the comparable prior year quarter, a decrease of $6.2 million, or 16.1%.  Revenues from the Company’s lime and limestone operations in the second quarter 2015 decreased $5.5 million, or 14.8%, to $31.8 million from $37.3 million in the comparable 2014 quarter, while revenues from its natural gas interests decreased $0.7 million, or 50.5%, to $0.7 million from $1.4 million in the comparable prior year quarter.  For the six months ended June 30, 2015, revenues were $62.5 million, compared to $75.4 million in the comparable 2014 period, a decrease of $12.9 million, or 17.1%.  Revenues from the Company’s lime and limestone operations in the first six months 2015 decreased $11.2 million, or 15.5%, to $61.1 million from $72.4 million in the comparable 2014 period, while revenues from its natural gas interests decreased $1.6 million, or 54.2%, to $1.4 million from $3.0 million in the comparable prior year period.

The decrease in lime and limestone revenues in the second quarter and first six months 2015, as compared to last year’s comparable periods, resulted primarily from decreased sales volumes of the Company’s lime and limestone products due to decreased demand, principally from its construction, oil and gas services, industrial and steel customers. In addition, the first quarter 2014 benefited from increased construction demand that had resulted from the postponement of certain construction projects from the fourth quarter 2013 to the first quarter 2014, and the 2014 periods included lime sales to another lime producer for delivery to its customers.  In the 2015 periods, demand from the Company’s construction customers decreased due to the unusually persistent adverse weather conditions, including ice and snow storms and rain in the first quarter, and, in the Company’s construction market areas, rainfall in the second quarter that was among the highest in more than 100 years.  The decreased demand from the Company’s steel customers in the 2015 periods was due to decreased steel production, while the decreased demand in the 2015 periods from its oil and gas services customers was due to reduced drilling activities resulting from declines in oil and gas prices.  Prices realized for the Company’s lime and limestone products in the 2015 periods were slightly higher compared to the 2014 periods.

Production volumes from the Company’s natural gas interests in the second quarter 2015 totaled 183 thousand MCF, sold at an average price of $3.66 per MCF, compared to 214 thousand MCF, sold at an average price of $6.33 per MCF, in the comparable 2014 quarter.  Production volumes in the first six months 2015 from natural gas interests totaled 371 thousand MCF, sold at an average price of $3.70 per MCF, compared to the first six months 2014 when 432 thousand MCF was produced and sold at an average price of $6.93 per MCF.  The Company’s 2015 average prices per MCF were lower than the prior year’s average prices primarily due to decreases in natural gas and natural gas liquids prices.

The Company’s gross profit was $7.0 million in the second quarter 2015, compared to $10.4 million in the comparable 2014 quarter, a decrease of $3.4 million, or 32.7%. Gross profit in the first six months 2015 was $12.9 million, a decrease of $6.1 million, or 32.3%, from $19.0 million in the first six months 2014.

Included in gross profit in the second quarter and first six months 2015 were $6.8 million and $12.5 million, respectively, from the Company’s lime and limestone operations, compared to $9.7 million and $17.4 million, respectively, in the comparable 2014 periods.  The decreased gross profit for the Company’s lime and limestone operations in the second quarter and first six months 2015 resulted primarily from the decreased revenues discussed above.

Gross profit from the Company’s natural gas interests decreased to $0.2 million and $0.4 million in the second quarter and first six months 2015, respectively, from $0.7 million and $1.6 million, respectively, in the comparable 2014 periods.  The decreased gross profit for the Company’s natural gas interests resulted primarily from the decreased revenues discussed above.

Interest expense increased $0.2 million and $0.1 million in the second quarter and first six months 2015, respectively, compared to the comparable 2014 periods.  The increases in interest expense resulted from the $0.5 million payment to repurchase the Company’s interest rate hedges in the second quarter 2015 in conjunction with the repayment of the $15.4 million then-outstanding balance of its term loans in May 2015.  The repurchase of the hedges increased interest expense approximately $0.3 million in the 2015 periods, compared to interest expense without the repurchase, but, along with the repayment of the term loans, will reduce interest expense for the second half 2015 by approximately $0.5 million.

During the second quarter 2015, the Company also terminated the Corson Pension Plan, which required a cash payment of $0.2 million and resulted in a second quarter expense of $0.9 million ($0.6 million, net of tax benefit), included in other expense (income), net, that was previously included in accumulated other comprehensive loss.  As a result of the termination of the Corson Plan, the Company will not have to make any future contributions to the Plan.

The Company reported net income of $2.6 million ($0.46 per share diluted) in the second quarter 2015, compared to net income of $5.7 million ($1.02 per share diluted) in the second quarter 2014, a decrease of $3.2 million, or 55.3%.  In the first six months 2015, net income decreased by $5.3 million, or 51.8%, to $4.9 million ($0.88 per share diluted), compared to $10.2 million ($1.83 per share diluted) in the first six months 2014.

“This has been a challenging year with reductions in demand from our lime and limestone customers in most all of our markets,” said Timothy W. Byrne, President and Chief Executive Officer.  “With better weather conditions in the second half of this year, we expect to see demand for our lime and limestone products from our construction customers improve, compared to demand in the first half,” Mr. Byrne added.  “We were pleased that our significant cash flows and strong balance sheet enabled us to pay off our outstanding term loans and amend our credit agreement.  The amendment provides for a new five-year $75 million revolving credit facility.  The amendment also provides for an incremental accordion feature to borrow up to an addition $50 million on the same terms, subject to approval by lender.”

Dividend

The Company also announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.125 (12.5 cents) per share on the Company’s common stock. This dividend is payable on September 18, 2015 to shareholders of record at the close of business on August 28, 2015.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), oil and gas services, industrial (including paper and glass manufacturers), roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts )

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
INCOME STATEMENTS

Revenues
Lime and limestone operations	$31,779	$37,320	$61,141	$72,371
Natural gas interests	671	1,356	1,373	2,996
Total	$32,450	$38,676	$62,514	$75,367

Gross profit
Lime and limestone operations	$6,809	$9,704	$12,506	$17,366
Natural gas interests	204	719	371	1,649
Total	$7,013	$10,423	$12,877	$19,015

Operating profit	$4,613	$8,005	$8,078	$14,415
Interest expense	590	408	912	807
Other expense (income), net	712	(55)	705	(53)
Income tax expense	752	1,934	1,537	3,451
Net income	$2,559	$5,718	$4,924	$10,210

Income per share of common stock:
Basic	$0.46	$1.03	$0.88	$1.83
Diluted	$0.46	$1.02	$0.88	$1.83
Weighted-average shares outstanding:
Basic	5,599	5,578	5,598	5,577
Diluted	5,605	5,589	5,605	5,588

Cash dividends per share of common stock	$0.125	$0.125	$0.250	$0.250

	June 30, 2015	December 31, 2014
BALANCE SHEETS
Assets:
Current assets	$79,491	$91,762
Property, plant and equipment, net	106,606	108,513
Other assets, net	140	145
Total assets	$186,237	$200,420
Liabilities and Stockholders’ Equity:
Current installments of debt	$—	$16,667
Other current liabilities	5,783	8,298
Deferred tax liabilities, net	19,616	19,259
Other liabilities	1,181	1,505
Stockholders’ equity	159,657	154,691
Total liabilities and stockholders’ equity	$186,237	$200,420

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